CONFIDENTIAL

Exhibit 4.3

CERTIFICATE OF DESIGNATIONS

OF

6% CUMULATIVE CONVERTIBLE PREFERENCE SHARES, SERIES A

OF

MF GLOBAL LTD.

MF GLOBAL LTD., a Bermuda exempted company (the “Company”), hereby certifies that:

1. The Bye-laws and Memorandum of Association of the Company fix the total number of shares of all classes of share capital that the Company shall have the authority to issue at one billion (1,000,000,000) common shares, par value $1.00 per share, and two hundred million (200,000,000) preference shares, par value $1.00 per share.

2. The Bye-laws expressly grant to the Board of Directors of the Company (the “Board of Directors”) authority to provide for the issuance of the preference shares in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

3. Pursuant to the authority conferred upon the Board of Directors by the Bye-laws, the Board of Directors, by action duly taken on May 19, 2008 and by the Pricing Committee of the Board of Directors on July 17, 2008, adopted resolutions (i) authorizing the issuance and sale, in one or more transactions, of up to 1,500,000 of the Company’s preference shares and (ii) authorizing this final form of the Certificate of Designations of 6% Cumulative Convertible Preference Shares, Series A establishing the number of shares to be included in the series of preference shares and fixing the designation, powers, preferences and rights of this Series A preference shares and the qualifications, limitations or restrictions thereof, in addition (to the extent provided herein) to those set forth in the Memorandum of Association and Bye-laws of the Company, as follows:

Section 1.

Designation.

The designation of the series of preference shares shall be “6% Cumulative Convertible Preference Shares, Series A” (the “Convertible Preference Shares”). Each Convertible Preference Share shall be identical in all respects to every Convertible Preference Share. The Convertible Preference Shares will rank equally with Parity Shares, if any, and will rank senior to Junior Shares and will rank junior to Senior Shares, if any, with respect to the payment of dividends and/or the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Section 2.

Number of Shares.

The number of authorized Convertible Preference Shares shall be 3,000,000. That number from time to time may be increased (but not in excess of the total number of authorized preference shares) or decreased (but not below the number of Convertible Preference Shares then outstanding) by further resolution duly adopted by the Board of Directors or any duly authorized committee thereof stating that such increase or reduction, as the case may be, has been so authorized. The Company shall have the authority to issue fractions of Convertible Preference Shares.

Section 3.

Definitions. As used herein with respect to Convertible Preference Shares:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this Certificate of Designations, “control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent Members” has the meaning set forth in Section 22(c).

“Arrearage” shall have the meaning set forth in Section 4(c).

“Board of Directors” has the meaning set forth in paragraph 2 of the Recitals.

“Business Day” means any weekday that is not a legal holiday in New York, New York and is not a day on which banking institutions in New York, New York are authorized or required by law or regulation to be closed.

“Bye-laws” means the Bye-laws of the Company as amended from time to time.

“Closing Price” of the Common Shares on any date of determination means the last reported sale price of the Common Shares regular way on such date (or, if no such sale occurs on such date, the average of the reported closing bid and asked prices for such shares regular way on such date) on the Principal Market or, if there is no Principal Market for the Common Shares, the average of the closing bid and asked prices quoted for the Common Shares in the over-the-counter market as reported by Pink Sheets LLC or any similar organization, or if such closing prices are not so reported (or if the relevant price or prices required to be used to calculate the Closing Price as provided in this paragraph are not available in the relevant market on such date for any reason, the market price of the Common Shares on such date as determined by a nationally recognized investment banking firm retained by the Company for this purpose).

“Common Shares” means the common shares of the Company, par value $1.00 per share, or any other shares constituting the share capital of the Company into which the common shares shall be reclassified or changed.

“Company” has the meaning set forth in the Recitals.

“Constituent Person” has the meaning set forth in Section 11(a).

“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the Convertible Preference Shares, and its successors and assigns.

“Conversion at the Option of the Company Date” has the meaning set forth in Section 9(c).

“Conversion Date” has the meaning set forth in Section 8(e).

“Conversion Price” at any time means, for each Convertible Preference Share, a dollar amount equal to $100 divided by the Conversion Rate.

“Conversion Rate” means for each Convertible Preference Share, 8 Common Shares, subject to adjustment as set forth in Section 10.

“Convertible Preference Shares” shall have the meaning set forth in Section 1.

“Current Market Price” as of any day means the average of the VWAP per share of the Common Shares on each of the 10 consecutive Trading Days ending on the earlier of the day in question and the day before the Ex-date or other specified date with respect to the issuance or distribution requiring such computation, appropriately adjusted to take into account the occurrence during such period of any event described in Section 10. For the purpose of calculating the Current Market Price in Section 4(a)(ii), 7 and 9, the 10 consecutive Trading Days shall end on the day before the date in question.

“Depositary” means DTC or its nominee, or any successor depositary appointed by the Company or its nominee.

“Director Acceptance Letter” has the meaning set forth in Section 12(b)(ii).

“DTC” means The Depository Trust Company.

“Exchange Property” has the meaning set forth in Section 11(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Ex-date” when used with respect to any issuance or distribution, means the first date on which the Common Shares or other relevant securities trade without the right to receive such issuance or distribution.

“Expiration Date” has the meaning set forth in Section 10(a)(iv).

“Expiration Time” has the meaning set forth in Section 10(a)(iv).

“Freely Tradeable” means, as of any date, with respect to Common Shares issuable upon conversion of the Convertible Preference Shares, Common Shares for which each of the following conditions is met at the time of issuance of such Common Shares to a Holder hereunder: (i) the Common Shares shall be listed or admitted to trading on the Principal Market and (ii) may be freely resold by the Holder on the Principal Market pursuant to an effective registration statement under the Securities Act (without further public disclosure by the Company) or pursuant to Rule 144 thereunder without regard to the volume and manner of sale requirements of such rule.

“Global Preference Shares” has the meaning set forth in Section 22(a).

“Holder” means, as to any Convertible Preference Shares, the Person in whose name such share is registered, which may be treated by the Company, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of such share for the purpose of making payment and settling the related conversions and for all other purposes. References herein to “holders” of any preference shares of the Company shall mean, insofar as such shares are Convertible Preference Shares, the Holders thereof.

“Issue Date” shall have the meaning set forth in Section 4(a)(i).

“Junior Liquidation Shares” shall have the meaning set forth in the definition of “Junior Shares”.

“Junior Shares” means the Common Shares and any other class or series of shares of the Company now existing or hereafter authorized over which the Convertible Preference Shares have preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company. Junior Shares over which the Convertible Preference Shares have preference or priority in such distribution of assets are herein called “Junior Liquidation Shares”.

“Liquidation Preference” shall have the meaning set forth in Section 5(a). References to the “liquidation preference” of any preference shares of the Company shall mean the Liquidation Preference if such preference shares are Convertible Preference Shares.

“Market Disruption Event” means, on any day when the Common Shares are listed or admitted to trading or are quoted on a securities exchange or quotation facility (whether U.S. national or regional or non-U.S.), any of the following events that occurs or continues to exist on such day:

(i) any suspension of, or limitation imposed on, trading by the Principal Market during the one-hour period prior to the close of trading for the regular trading session (or for purposes of determining the VWAP per Common Share, any period or periods aggregating one half-hour or longer during the regular trading session) on the Principal Market on such day, and whether by reason of movements in price exceeding limits permitted by the Principal Market, or otherwise, relating to the Common Shares (specifically or among other shares generally) or to futures or options contracts relating to the Common Shares (specifically or among other shares generally) on the Principal Market;

(ii) any event that disrupts or impairs (as determined by the Company in its reasonable discretion) the ability of market participants, during the one-hour period prior to the close of trading for the regular trading session (or for purposes of determining the VWAP per Common Share, any period or periods aggregating one half-hour or longer during the regular trading session) on the Principal Market on such day, to effect transactions in, or obtain market values for, the Common Shares (specifically or among other shares generally) on the Principal Market on such day or to effect transactions in, or obtain market values for, futures or options contracts relating to the Common Shares (specifically or among other shares generally) on the Principal Market on such day; or

(iii) the principal exchange or quotation facility (whether or not the Principal Market) on which futures or options contracts relating to the Common Shares are listed or admitted to trading or quoted fails to open, or closes prior to its respective scheduled closing time, for the regular trading session on such day (without regard to after hours or any other trading outside of the regular trading session hours), unless such earlier closing time is announced by such exchange or facility at least one hour prior to the earlier of (A) the actual closing time for the regular trading session on such day and (B) the submission deadline for orders to be entered into such exchange or facility for execution at the actual closing time on such day.

“Members” shall have the meaning set forth in the Bye-laws.

“Memorandum of Association” means the Memorandum of Association of the Company as amended from time to time.

“Nonpayment” shall have the meaning set forth in Section 12(b)(i).

“Notice of Conversion at the Option of the Company” has the meaning set forth in Section 9(c).

“Officer” means the Chief Executive Officer, the Deputy Chief Executive Officer, the Chief Operating Officer, the Chief Administrative Officer, the Chief Financial Officer, the Controller, the Chief Accounting Officer, the Treasurer, any Assistant Treasurer, the General Counsel and Corporate Secretary and any Assistant Secretary of the Company.

“Officers’ Certificate” means a certificate signed (i) by the Chief Executive Officer, the Deputy Chief Executive Officer, the Chief Operating Officer, the Chief Administrative Officer, the Chief Financial Officer, the Controller or the Chief Accounting Officer, and (ii) by the Treasurer, any Assistant Treasurer, the General Counsel, Corporate Secretary or any Assistant Secretary of the Company, and delivered to the Conversion Agent.

“Original Liquidation Preference” means $100 per share.

“Parity Dividend Shares” shall have the meaning set forth in the definition of “Parity Shares”.

“Parity Liquidation Shares” shall have the meaning set forth in the definition of “Parity Shares”.

“Parity Shares” means any class or series of shares of the Company hereafter authorized that ranks equally with the Convertible Preference Shares in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company. Parity Shares so ranking equally in the payment of dividends are herein called “Parity Dividend Shares”. Parity Shares so ranking equally in such distribution of assets are herein called “Parity Liquidation Shares”.

“Participating Dividends” shall have the meaning set forth in Section 4(b).

“Person” means a legal person, including any individual, company, corporation, estate, body corporate, partnership, limited liability company, trust, joint venture, association or other legal entity.

“Preference Share Director” has the meaning set forth in Section 12(b)(i).

“Principal Market” means, with respect to any day on which the Common Shares are listed or admitted to trading or quoted on any securities exchange or quotation facility (whether U.S. national or regional or non-U.S.), the principal such exchange or facility on which the Common Shares are so listed or admitted or so quoted.

“Purchased Shares” has the meaning set forth in Section 10(a)(iv).

“Quarterly Dividend Payment Date” shall have the meaning set forth in Section 4(a).

“Quarterly Dividend Period” shall have the meaning set forth in Section 4(a). References herein to “dividend periods” of any preference shares of the Company shall mean, insofar as such shares are Convertible Preference Shares, the Quarterly Dividend Period.

“Quarterly Dividend Record Date” shall have the meaning set forth in Section 4(a).

“Quarterly Dividends” has the meaning set forth in Section 4(a).

“Record Date” has the meaning set forth in Section 10(d).

“Registrar” means the Transfer Agent acting in its capacity as registrar for the Convertible Preference Shares, and its successors and assigns.

“Registration Agreement” means the Registration Rights Agreement, dated as of July 18, 2008, between the Company and J.C. Flowers II L.P.

“Regulatory Entities” means all governmental or self-regulatory authorities in the United States, Bermuda, the United Kingdom or elsewhere having jurisdiction over the Company or any of its Subsidiaries.

“Reorganization Event” has the meaning set forth in Section 11(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Shares” means any class or series of shares of the Company now existing or hereafter authorized that has preference or priority over the Convertible Preference Shares as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

“Subsidiary” of any Person means those corporations, associations and other entities of which such Person owns or controls more than 50% of the outstanding equity securities either directly or through entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent.

“Trading Day” means, for purposes of determining a VWAP or Closing Price per Common Share, a day on which the Principal Market is open for the transaction of business and on which a Market Disruption Event does not occur or exist, or if the Common Shares are not listed or admitted to trading and are not quoted on any securities exchange or quotation facility, a Business Day.

“Transfer Agent” means Computershare Trust Company, N.A. acting as Transfer Agent, Registrar, paying agent and Conversion Agent for the Convertible Preference Shares, and its successors and assigns.

“Trust” shall have the meaning set forth in Section 6(d).

“Voting Holders” shall have the meaning set forth in Section 12(b)(i).

“VWAP” per Common Share on any Trading Day means the per share volume-weighted average sale price per Common Share on the Principal Market as displayed under the heading Bloomberg VWAP on Bloomberg page “MF Equity VWAP” (or any appropriate successor page) in respect of the period from the open of trading until the close of trading on the Principal Market on such Trading Day (or if such volume-weighted average price is unavailable or not provided for any reason, or there is no Principal Market for the Common Shares, the market price of one Common Share on such Trading Day determined, using a volume-weighted average method, by a nationally recognized investment banking firm retained for this purpose by the Company). When used with respect to any other securities, “VWAP” shall have the meaning set forth above with references to the price per Common Share meaning the price per unit of such other securities, with references to Bloomberg page “MF Equity VWAP” meaning the applicable

Bloomberg page displaying the volume-weighted average sale price per unit of such securities and references to the Principal Market meaning the principal exchange or other market in which such securities are then listed, quoted or traded. The VWAP during any period should be appropriately adjusted to take into account the occurrence during such period of any event described in Section 10.

In addition to the above definitions, unless the context requires otherwise:

(i) any reference to any statute, regulation, rule or form as of any time shall mean such statute, regulation, rule or form as amended or modified and shall also include any successor statute, regulation, rule or form from time to time;

(ii) references to “$” or “dollars” means the lawful coin or currency the United States of America; and

(iii) references to “Section” are references to Sections of this Certificate of Designations.

Section 4.

Dividends.

(a) Quarterly Dividends.

(i) Holders shall be entitled to receive, if, as and when declared by the Board of Directors or any duly authorized committee thereof, out of assets legally available for the payment of dividends under Bermuda law, cumulative cash dividends on the Original Liquidation Preference at a rate per annum equal to 6%, payable quarterly in arrears (the “Quarterly Dividends”) on each February 15, May 15, August 15 and November 15, commencing on August 15, 2008; provided, however, if any such day is not a Business Day, then payment of any Quarterly Dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, unless that day falls in the next calendar year, in which case payment of such Quarterly Dividend will occur on the immediately preceding Business Day (each such day on which Quarterly Dividends are payable, after giving effect to this proviso if applicable, a “Quarterly Dividend Payment Date”). The period from and including the date of issuance of the Convertible Preference Shares (the “Issue Date”) or any Quarterly Dividend Payment Date to, but excluding, the next Quarterly Dividend Payment Date is a “Quarterly Dividend Period”. (It is understood that the number of days on which Quarterly Dividends may accrue in any Quarterly Dividend Period may increase or decrease pursuant to the proviso in the second preceding sentence, but no interest or other payment shall be due in respect of any payment date deferral pursuant to such proviso.) The Quarterly Dividends shall begin to accumulate on the Issue Date and shall be deemed to accumulate from day to day whether or not earned or declared until paid. The record date for payment of Quarterly Dividends on the Convertible Preference Shares will be the first day of the calendar month during which the Quarterly Dividend Payment Date falls or such other record date, if any, as may be fixed by the Board of Directors or any duly authorized committee thereof that is not more than 30 nor less than 10 days prior to such Quarterly Dividend Payment Date (a “Quarterly Dividend Record Date”). Any such day that is a Quarterly Dividend Record Date will be a Quarterly Dividend Record Date whether or not such day is a Business Day. The amount of Quarterly Dividends payable will be computed on the basis of a 360-day year of twelve 30-day months.

(ii) Quarterly Dividends, may, at the option of the Company, be paid in cash or by issuing fully paid and nonassessable Common Shares or by a combination thereof. If the Company elects to pay Quarterly Dividends in Common Shares, the number of Common Shares to be paid in respect of such Quarterly Dividends will be calculated by dividing the amount of such payment by 95% of the Current Market Price as of the date such payment is made.

(b) Participating Dividends. Holders shall be entitled to participate in any dividends paid on outstanding Common Shares in an amount equal, for each Convertible Preference Share, to the amount of such dividends as would be paid on the largest number of Common Shares into which such Convertible Preference Share could be converted on the date of payment of such dividends on the outstanding Common Shares, assuming such converted Common Shares were outstanding on the applicable record date for such dividend (“Participating Dividends”). Each Participating Dividend will be paid on the day that the corresponding dividend on the outstanding Common Shares is paid. However, no dividend or other distribution on outstanding Common Shares shall give rise to a Participating Dividend if it consists solely of Junior Shares (where the powers, preferences and rights of the dividend shares are substantially the same as those of the shares on which the dividend is being paid) and gives rise to an adjustment of the Conversion Rate pursuant to Section 10. The record date for payment of the Participating Dividends on the Convertible Preference Shares will be the record date for the payment of the corresponding dividend on the outstanding Common Shares as fixed by the Board of Directors or any duly authorized committee thereof. The Company has no obligation whatsoever to declare or pay any dividends on outstanding Common Shares with respect to any or all periods, and no obligation to pay Participating Dividends except to the extent, if any, that it has declared and paid dividends on outstanding Common Shares as provided above.

(c) Cumulative Dividends. Quarterly Dividends on the Convertible Preference Shares shall be cumulative, and from and after any Quarterly Dividend Payment Date on which any dividend or any payment upon redemption or conversion that has accumulated or been deemed to have accumulated through such date has not been paid in full (the “Arrearage”), additional dividends shall accumulate in respect of the Arrearage at the rate per annum of 6%. Such additional dividends in respect of any Arrearage shall be deemed to accumulate quarterly on each Quarterly Dividend Payment Date whether or not earned or declared until the Arrearage is paid, shall be calculated as of such Quarterly Dividend Payment Date and shall constitute additional Arrearage from and after such Quarterly Dividend Payment Date to the extent not paid on such Quarterly Dividend Payment Date. References in any Article herein to dividends that have “accumulated” or that have been deemed to have accumulated with respect to the Convertible Preference Shares shall include the amount, if any, of any Arrearage together with any dividends accumulated or deemed to have accumulated on such Arrearage pursuant to the immediately preceding two sentences.

(d) Priority of Dividends. So long as any Convertible Preference Shares remain issued and outstanding, the Company will not, and will cause its Subsidiaries not to, declare, pay or set apart funds for any dividends or other distributions with respect to any Junior Shares or redeem, repurchase or otherwise acquire, or make a liquidation payment relating to, any Junior Shares, or make any guarantee payment with respect thereto, in any case during or in respect of any Quarterly Dividend Period, unless full dividends (including any Arrearage and dividends accumulated in respect thereof) have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment of those dividends has been set apart for such payment) on the Convertible Preference Shares for all Quarterly Dividend Periods terminating on or prior to the date of such declaration, payment, repurchase, redemption or acquisition; provided, however, that the foregoing restriction will not apply to:

(i) purchases, redemptions or other acquisitions of Junior Shares (and the payment of cash in lieu of fractional shares in connection therewith) in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants of the Company or any Subsidiary;

(ii) purchases of Common Shares pursuant to a contractually binding requirement (which the Company is not entitled to lawfully terminate) to buy shares existing prior to the commencement of the then-current Quarterly Dividend Period, including under a contractually binding share repurchase plan;

(iii) as a result of an exchange or conversion of any class or series of Junior Shares for any other class or series of Junior Shares;

(iv) the purchase of fractional interests in Junior Shares pursuant to the conversion or exchange provisions of such Junior Shares or the security being converted or exchanged; or

(v) the purchase of Junior Shares by a broker or dealer subsidiary of the Company in connection with market-making or other secondary market activities in the ordinary course of the business of such subsidiary.

The foregoing restriction, however, will not apply to any dividends paid in the form of Junior Shares where the powers, preferences and rights of the dividend shares are substantially the same as those of the shares on which the dividend is being paid.

For so long as any Convertible Preference Shares remain issued and outstanding, if full dividends (including any Arrearage and dividends accumulated in respect thereof) are not paid in full (or declared and a sum sufficient for such full payment is not so set apart) for any Quarterly Dividend Period on the Convertible Preference Shares and any Parity Dividend Shares, dividends declared on the Convertible Preference Shares and such Parity Dividend Shares shall only be declared pro rata based upon the respective amounts that would have been paid on the Convertible Preference Shares and such Parity Dividend Shares had dividends (including any Arrearage and dividends accumulated in respect thereof) been declared and paid in full.

Subject to the foregoing, such dividends payable in cash, shares or otherwise as may be determined by the Board of Directors, or any duly authorized committee thereof, may be declared and paid on any Junior Shares and Parity Shares from time to time out of any assets legally available for such payment, and (except for Participating Dividends as provided in Section 4(b)) Holders will not be entitled to participate in those dividends.

Section 5.

Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Liquidation Shares and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Convertible Preference Shares upon liquidation and the rights of the Company’s creditors, to receive in full in respect of each Convertible Preference Share a liquidating distribution in the amount of the greater of (x) the Original Liquidation Preference plus all accumulated and unpaid dividends in respect of such share, whether or not declared (including Arrearage and dividends accumulated in respect thereof) to, but excluding, the date fixed for liquidation, dissolution or winding up (the “Liquidation Preference”) and (y) the amount the Holders would have received if such Holders converted all of their Convertible Preference Shares pursuant to Section 7 hereof on the date fixed for liquidation, dissolution or winding up. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5. For the avoidance of doubt, the Liquidation Preference does not include any Participating Dividends.

(b) Partial Payment. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the assets of the Company are not sufficient to pay the liquidating distributions payable with respect to the Convertible Preference Shares and the Parity Liquidation Shares, the amounts paid to the Holders and to the holders of all Parity Liquidation Shares shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

(c) Residual Distributions. If the respective aggregate liquidating distributions to which all Holders and all holders of any Parity Liquidation Shares are entitled have been paid, the holders of Junior Liquidation Shares shall be entitled to receive all remaining assets of the Company according to their respective rights and preferences.

(d) Consolidation, Merger, Amalgamation, Scheme of Arrangement and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, lease or other disposition (for cash, shares, securities or other consideration) of all or substantially all of the assets of the

Company shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, nor shall the consolidation, merger, amalgamation, scheme of arrangement, other binding share exchange or reclassification or any similar transaction involving the Company (whether or not the Company is the surviving or resulting entity) be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company.

Section 6.

Redemption.

(a) Optional Redemption. The Company, at the option of its Board of Directors or any duly authorized committee thereof, may redeem out of funds legally available therefor, in whole or in part, the Convertible Preference Shares at the time issued and outstanding, on any one or more Quarterly Dividend Payment Dates on or after May 15, 2013, upon notice given as provided in Section 6(b) below, and at a redemption price equal to the Liquidation Preference (calculated as if the date of redemption was the date fixed for liquidation, dissolution or winding up); provided that the Company shall only be entitled to redeem the Convertible Preference Shares of any Holder if such redemption is treated (in the Company’s reasonable determination after due inquiry) with respect to such Holder as a distribution in exchange for such Holder’s Convertible Preference Share within the meaning of Section 302(a) of the Internal Revenue Code of 1986, as amended.

Notwithstanding the foregoing, the Company, at the option of its Board of Directors or any duly authorized committee thereof, may redeem out of funds legally available therefor, at any time, in whole but not in part, the Convertible Preference Shares at the time issued and outstanding if the aggregate Liquidation Preference of such shares is equal to 10% or less of the aggregate Liquidation Preference of all Convertible Preference Shares originally issued by the Company, upon notice as provided in Section 6(b) below, and at a redemption price equal to the Liquidation Preference (calculated as if the date of redemption was the date fixed for liquidation, dissolution or winding up).

(b) Notice of Redemption. Notice of every redemption of the Convertible Preference Shares shall be mailed by first class mail, postage prepaid, addressed to the Holders of such shares to be redeemed at their respective last addresses appearing on the register of Members of the Company. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not any Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of the Convertible Preference Shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other Convertible Preference Shares. Each notice shall state:

(i) the redemption date;

(ii) the number of Convertible Preference Shares to be redeemed and, if fewer than all the shares of a Holder are to be redeemed, the number of such shares to be redeemed;

(iii) the redemption price;

(iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and

(v) that dividends on the shares to be redeemed will cease to accumulate on the redemption date.

Notwithstanding the foregoing, if the Convertible Preference Shares are held in book-entry form through a Depositary, the Company may give such notice in any manner permitted by the Depositary.

(c) Partial Redemption. In case of any redemption of only part of the Convertible Preference Shares at the time issued and outstanding, the Convertible Preference Shares to be redeemed shall be selected pro rata from the Holders in proportion to the number of Convertible Preference Shares held by such Holders, by lot or in such other manner as the Board of Directors or any duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which the Convertible Preference Shares shall be redeemed from time to time.

(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Company, separate and apart from its other assets, in trust for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Company with a bank or trust company selected by the Board of Directors or any duly authorized committee thereof in trust for the pro rata benefit of the Holders of the shares called for redemption (the “Trust”), then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be issued and outstanding, all dividends with respect to such shares shall cease to accumulate on such redemption date and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption from the Trust at any time after the redemption date from the funds so deposited, without interest. The Company shall be entitled to receive, from time to time, from the Trust any interest accrued on such funds, and the Holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Company, and in the event of such repayment to the Company, the Holders of the shares so called for redemption shall be deemed to be unsecured creditors of the Company for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Company, but shall in no event be entitled to any interest.

(e) Conversion Prior to Redemption. If the Convertible Preference Shares have been called for redemption, a Holder will be entitled to convert the Convertible Preference Shares from the date of notice of the redemption until the close of business on the second Business Day immediately preceding the date of redemption.

(f) Reduction of Share Capital. Any redemption of Convertible Preference Shares under this Section 6 shall not be taken as reducing the amount of the Company’s authorized share capital.

Section 7.

Right of the Holders to Convert.

Each Holder shall have the right, at such Holder’s option (including after a notice of redemption has been given but prior to the date of actual redemption), to convert all or any portion of such Holder’s Convertible Preference Shares at any time into (a) Common Shares at the then-applicable Conversion Rate per share of Convertible Preference Shares (subject to the conversion procedures of Section 8), plus cash in lieu of fractional shares plus (b) cash, fully paid and nonassessable Common Shares or a combination thereof (which determination shall be made at the option of the Company) in respect of any and all accumulated and unpaid dividends on the Convertible Preference Shares so converted, whether or not declared (including Arrearage and dividends accumulated in respect thereof) to, but excluding, the applicable Conversion Date, provided that if the Company elects to pay any or all such dividends in Common Shares the number of Common Shares to be distributed in respect thereof will be calculated by dividing the amount of such dividend payment by 95% of the Current Market Price as of the Conversion Date.

Section 8.

Conversion Procedures.

(a) Conversion Date. Effective immediately prior to the close of business on any applicable Conversion Date, dividends shall no longer be declared on any such converted Convertible Preference Shares and such Convertible Preference Shares shall cease to be issued and outstanding, in each case, subject to the right of Holders to receive any payments to which they are entitled pursuant to the terms hereof.

(b) Rights Prior to Conversion. No allowance or adjustment, except pursuant to Section 10, shall be made in respect of dividends payable to holders of the Common Shares of record as of any date prior to the close of business on any applicable Conversion Date. Prior to the close of business on any applicable Conversion Date, Common Shares issuable upon conversion of, or other securities issuable upon conversion of, any Convertible Preference Shares shall not be deemed issued and outstanding for any purpose, and Holders shall have no rights with respect to the Common Shares or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Shares or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Shares or other securities issuable upon conversion) by virtue of holding Convertible Preference Shares; provided that nothing in this Section 8(b) shall be deemed to restrict or limit the rights of Holders under the terms of the Convertible Preference Shares themselves, including the voting rights set forth in Section 12 and the rights to dividends and liquidating distributions set forth in Section 4 and Section 5, respectively.

(c) Reacquired Shares. Convertible Preference Shares duly converted in accordance with this Certificate of Designations, or otherwise reacquired by the Company, will resume the status of authorized and unissued preference shares without designation as to series, until such shares are once more designated as part of a particular series by the Board of Directors.

(d) Record Holder as of Conversion Date. The Person or Persons entitled to receive the Common Shares and/or cash, securities or other property issuable upon conversion of the Convertible Preference Shares shall be treated for all purposes as the record holder(s) of such Common Shares and/or securities as of the close of business on any applicable Conversion Date. In the event that a Holder shall not by written notice designate the name in which Common Shares and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of Convertible Preference Shares should be registered or paid or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Company or, in the case of global certificates, through book-entry transfer through the Depositary.

(e) Conversion Procedure. On the date of any conversion, if a Holder’s interest is in certificated form, a Holder must do each of the following in order to convert:

(i) complete and manually sign the conversion notice provided by the Conversion Agent, or a facsimile of the conversion notice, and deliver this notice to the Conversion Agent, provided that such notice may, pursuant to a written notice thereunder be made contingent upon (but only upon) the successful completion of any registered public offering of the Common Shares to be issued on such conversion that is being conducted pursuant to the Registration Agreement at such time and such notice shall in all other respects be irrevocable;

(ii) surrender the Convertible Preference Shares to the Conversion Agent;

(iii) if required, furnish appropriate endorsements and transfer documents; and

(iv) if required, pay any share transfer, documentary, stamp or similar taxes not payable by the Company pursuant to Section 23.

If a Holder’s interest is a beneficial interest in a global certificate representing Convertible Preference Shares, in order to convert a Holder must comply with clauses (iii) and

(iv) listed above and comply with the Depositary’s procedures for converting a beneficial interest in a global security. The date on which a Holder complies with the applicable procedures in this Section 8(e) is the “Conversion Date”; provided that, if such date is not a Business Day or such compliance does not occur prior to the close of business on such date, the Conversion Date shall be the next Business Day. The Conversion Agent shall, on a Holder’s behalf, convert the Convertible Preference Shares into Common Shares, in accordance with the terms of the notice delivered by such Holder described in clause (i) above (or otherwise pursuant to any applicable Depositary procedures).

Section 9.

Conversion at the Option of the Company.

(a) Company Conversion Right. At any time or from time to time on or after May 15, 2013 if, for any 20 Trading Days (whether or not consecutive) within a period of thirty (30) consecutive Trading Days ending on the Trading Day preceding the date the Company delivers a Notice of Conversion at the Option of the Company, the Closing Price of the Common Shares exceeds 125% of the then-applicable Conversion Price of the Convertible Preference Shares, the Company shall have the right, at its option, to cause some or all of the Convertible Preference Shares to be converted into (a) Common Shares at the then-applicable Conversion Rate, plus cash in lieu of fractional shares, plus (b) cash, fully paid and nonassessable Common Shares or a combination thereof (which determination shall be made at the option of the Company) in respect of any and all accumulated and unpaid dividends on the Convertible Preference Shares so converted, whether or not declared (including Arrearage and dividends accumulated in respect thereof) to, but excluding, the Conversion at the Option of the Company Date; provided that if the Company elects to pay any or all such dividends in Common Shares the number of Common Shares to be distributed in respect thereof will be calculated by dividing the amount of such dividend payment by 95% of the Current Market Price as of the Conversion at the Option of the Company Date. On the date the Company delivers a Notice of Conversion at the Option of the Company all Common Shares issued upon such conversion are Freely Tradeable and may be immediately resold by the Holder at such time and for a period of no less than 30 days thereafter without restriction under any trading policies that might otherwise be applicable to such Holder by virtue of its having designees on the Board of Directors or otherwise.

(b) Partial Conversion. If the Company elects to cause less than all the Convertible Preference Shares to be converted under Section 9(a), the Conversion Agent shall select the Convertible Preference Shares to be converted on a pro rata basis. If the Conversion Agent selects a portion of a Holder’s Convertible Preference Shares for partial conversion at the option of the Company and such Holder converts a portion of its Convertible Preference Shares, the converted portion will be deemed to be the portion selected for conversion at the option of the Company under this Section 9.

(c) Conversion Procedure. In order to exercise the conversion right described in this Section 9, the Company shall provide notice of such conversion to each Holder (such notice,

a “Notice of Conversion at the Option of the Company”). The Conversion Date shall be a date selected by the Company (the “Conversion at the Option of the Company Date”) and shall be no more than 20 days after the date on which the Company provides such Notice of Conversion at the Option of the Company. In addition to any information required by applicable law or regulation, the Notice of Conversion at the Option of the Company shall state, as appropriate:

(i) the Conversion at the Option of the Company Date;

(ii) the number of Common Shares to be issued upon conversion of each of the Convertible Preference Shares and, if fewer than all the shares of a Holder are to be converted, the number of the Holder’s shares to be converted;

(iii) in reasonable detail, the calculations and supporting data used by the Company in its determination that it had the right to effect such conversion; and

(iv) the total number of Convertible Preference Shares to be converted.

Notwithstanding the foregoing, (x) if the Convertible Preference Shares are held in book-entry form through a Depositary, the Company may give such notice in any manner permitted by the Depositary and (y) the Holder shall have the right to exercise its right to convert pursuant to Section 7 hereof at any time prior to the Conversion at the Option of the Company Date, and the exercise by the Holder of such right shall supersede and prevail over the exercise by the Company of its rights under this Section 9.

Section 10.

Anti-Dilution Adjustments.

(a) Adjustments. The Conversion Rate will be subject to adjustment, without duplication, under the following circumstances:

(i) the issuance of Common Shares as a dividend, bonus shares or distribution to all holders of Common Shares, or a subdivision or combination of Common Shares, in which event the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x (OS1 / OS0)

where,

CR0	=	the Conversion Rate in effect at the close of business on the Record Date

CR1	=	the Conversion Rate in effect immediately after the Record Date

OS0	=	the number of Common Shares issued and outstanding at the close of business on the Record Date prior to giving effect to such event

OS1	=	the number of Common Shares that would be issued and outstanding immediately after, and solely as a result of, such event

(ii) the issuance to all holders of Common Shares of rights or warrants (including convertible securities) entitling them for a period expiring 60 days or less from the date of issuance of such rights or warrants to purchase Common Shares at an exercise price per share less than (or having a conversion price per share less than) the lower of (1) the Conversion Price and (2) the Current Market Price as of the Record Date, in which event the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x (OS0 + X) / (OS0 + Y)

where,

CR0	=	the Conversion Rate in effect at the close of business on the Record Date

CR1	=	the Conversion Rate in effect immediately after the Record Date

OS0	=	the number of Common Shares issued and outstanding at the close of business on the Record Date

X	=	the total number of Common Shares issuable pursuant to such rights (or upon conversion of such securities)

Y	=	the aggregate price payable to exercise such rights (or the aggregate conversion price for such securities paid upon conversion) divided by the average of the VWAP of the Common Shares over each of the ten consecutive Trading Days prior to the Business Day immediately preceding the announcement of the issuance of such rights

However, the Conversion Rate will be readjusted to the extent that any such rights or warrants are not exercised prior to their expiration; provided that such readjustment shall not have any effect on Convertible Preference Shares that had been converted prior to such readjustment or on the Common Shares issued pursuant thereto, and such readjustment shall apply only to such Convertible Preference Shares that remain outstanding at the time of such readjustment.

(iii) the dividend or other distribution to all holders of Common Shares of shares of the Company (other than Common Shares), rights or warrants (including convertible securities) to acquire shares of the Company or evidences of its indebtedness or its assets (excluding any dividend, distribution or issuance covered by clause (i) or (ii) above or (iv) below or that gives rise to a Participating Dividend) in which event the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x SP0 / (SP0 – FMV)

where,

CR0	=	the Conversion Rate in effect at the close of business on the Record Date

CR1	=	the Conversion Rate in effect immediately after the Record Date

SP0	=	the Current Market Price as of the Record Date

FMV	=	the fair market value (as reasonably determined by the Board of Directors) on the Record Date of the shares of the Company, rights or warrants, or evidences of indebtedness or assets so distributed, expressed as an amount per Common Share

However, if the transaction that gives rise to an adjustment pursuant to this clause (iii) is one pursuant to which the payment of a dividend, bonus shares or other distribution on the Common Shares consists of shares of, or similar equity interests in, a Subsidiary or other business unit of the Company (e.g., a spin-off), or consists of any other securities, that are, or, when issued, will be, traded on a securities exchange or quoted on a quotations facility in the U.S. or elsewhere, then the Conversion Rate will instead be adjusted based on the following formula:

CR1 = CR0 x (FMV0 + MP0) / MP0

where,

CR0	=	the Conversion Rate in effect at the close of business on the Record Date

CR1	=	the Conversion Rate in effect immediately after the Record Date

FMV0	=	the average of the VWAP of the shares, similar equity interests or other securities distributed to holders of Common Shares applicable to one Common Share over each of the 10 consecutive Trading Days commencing on and including the third Trading Day after the date on which “ex-distribution trading” commences for such shares, similar equity interests or other securities on the principal exchange or other market on which they are then listed, quoted or traded

MP0	=	the average of the VWAP of the Common Shares over each of the 10 consecutive Trading Days commencing on and including the third Trading Day after the date on which “ex-distribution trading” commences for such dividend or distribution on the principal exchange or other market on which Common Shares are then listed or quoted

(iv) the Company or one or more of its Subsidiaries make purchases of Common Shares pursuant to a tender or exchange offer by the Company or a Subsidiary of the Company for Common Shares to the extent (as reasonably determined by the Board of Directors) that the cash and value of any other consideration included in the payment per Common Share validly tendered or exchanged exceeds the VWAP per Common Share on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), in which event the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x [(FMV + (SP1 x OS1)] / (SP1 x OS0)

where,

CR0	=	the Conversion Rate in effect at the close of business on the Expiration Date

CR1	=	the Conversion Rate in effect immediately after the Expiration Date

FMV	=	the fair market value (as reasonably determined by the Board of Directors), on the Expiration Date, of the aggregate value of all cash and any other consideration paid or payable for Common Shares validly tendered or exchanged and not withdrawn as of the Expiration Date (the “Purchased Shares”)

OS1	=	the number of Common Shares issued and outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Time”) (treating all Purchased Shares as outstanding at the Expiration Time), less any Purchased Shares

OS0	=	the number of Common Shares issued and outstanding at the Expiration Time, including any Purchased Shares

SP1	=	the average of the VWAP of the Common Shares over each of the ten consecutive Trading Days commencing on the Trading Day immediately after the Expiration Date.

(b) Calculation of Adjustments. Each adjustment to the Conversion Rate shall be calculated by the Company as soon as reasonably practicable after the event requiring such adjustment has been consummated (and all factors necessary to calculate such adjustment are known), in each case to the nearest 1/10,000th of one Common Share (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). Notwithstanding anything herein to the contrary, except in the case of a combination or reverse stock split of Common Shares pursuant to Section 10(a)(i), in no case will any adjustment be made if it would result in a decrease to the then effective Conversion Rate. No adjustment to the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent; provided, however, that any such minor adjustments that are not required to be made, and are not made, will be carried forward and taken into account in any subsequent adjustment; and provided further that any such adjustment of less than one percent that has not been made will be made upon (x) the date of any notice of redemption of the Convertible Preference Shares in accordance with the provisions hereof and (y) any Conversion Date.

(c) When No Adjustment Required.

(i) Except as otherwise provided in this Section 10, the Conversion Rate will not be adjusted for the issuance of Common Shares or any securities convertible into or exchangeable for Common Shares or carrying the right to purchase any of the foregoing or for the repurchase of Common Shares.

(ii) No adjustment of the Conversion Rate need be made as a result of: (A) the issuance of the rights; (B) the distribution of separate certificates representing the rights; (C) the exercise or redemption of the rights in accordance with any rights agreement; or (D) the termination or invalidation of the rights, in each case, pursuant to the Company’s shareholder rights plan existing on the date of hereof, as amended, modified or supplemented from time to time, or any newly adopted shareholder rights plans; provided, however, that to the extent that the Company has a shareholder rights plan in effect on a Conversion Date (including the Company’s rights plan existing on the date hereof), the Holder shall receive, in addition to the Common Shares, the rights under such rights plan, unless (for the existing plan or a future plan with substantially similar provisions), prior to any such Conversion Date, the rights have separated from the Common Shares, in which case the Conversion Rate will be adjusted at the time of separation as if the Company made a distribution to all holders of Common Shares or evidences of its indebtedness or its assets as described in Section 10(a)(iii), subject to readjustment in the event of the expiration, termination or redemption of the rights.

(iii) No adjustment to the Conversion Rate need be made:

(A) upon the issuance of any Common Shares pursuant to any present or future customary plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment, at market prices, of additional optional amounts in Common Shares; or

(B) upon the issuance of any Common Shares or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries or other Affiliates.

(iv) No adjustment to the Conversion Rate will be made to the extent that such adjustment would result in the Conversion Price being less than the par value of the Common Shares.

(v) Notwithstanding any other provision herein to the contrary, no adjustment shall be made in respect of an event otherwise requiring an adjustment under this Section 10 except to the extent such event is actually consummated.

(vi) No adjustment shall be made in respect of any dividend or other distribution giving rise to a Participating Dividend.

(d) Record Date. For purposes of this Section 10, “Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Shares have the right to receive any cash, securities or other property or in which the Common Shares (or other applicable security) are exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Shares entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

(e) Successive Adjustments. After an adjustment to the Conversion Rate under this Section 10, any subsequent event requiring an adjustment under this Section 10 shall cause an adjustment to such Conversion Rate as so adjusted.

(f) Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Rate pursuant to this Section 10 under more than one subsection hereof, such event, to the extent taken into account in any adjustment, shall not result in any other adjustment hereunder.

(g) Other Adjustments. The Company may, but shall not be required to, make such increases in the Conversion Rate, in addition to those required by this Section 10, as the Board of Directors considers to be advisable in order to avoid or diminish any income tax to any holders of Common Shares resulting from any dividend or distribution of shares or issuance of rights or warrants to purchase or subscribe for shares or from any event treated as such for income tax purposes or for any other reason.

(h) Notice of Adjustments. Whenever a Conversion Rate is adjusted as provided under this Section 10, the Company shall within 10 Business Days following the occurrence of an event that requires such adjustment (or if the Company is not aware of such occurrence, within 10 Business Days after becoming so aware) or, if the Company makes an adjustment pursuant to Section 10(g), within 10 Business Days after such adjustment:

(i) compute the adjusted applicable Conversion Rate in accordance with this Section 10 and prepare and transmit to the Conversion Agent an Officers’ Certificate setting forth such adjusted applicable Conversion Rate, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based; and

(ii) provide a written notice to the Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Rate was determined and setting forth the adjusted applicable Conversion Rate.

(i) Conversion Agent. The Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the applicable Conversion Rate or with respect to the nature, extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any Officers’ Certificate delivered pursuant to Section 10(h) and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any Common Shares, or of any other securities or property, that may at the time be issued or delivered with respect to any Convertible Preference Shares; and the Conversion Agent makes no representation with respect thereto. The Conversion Agent shall not be responsible for any failure of the Company to issue, transfer or deliver any Common Shares pursuant to a the conversion of Convertible Preference Shares or to comply with any of the duties, responsibilities or covenants of the Company contained in this Section 10.

(j) Fractional Shares. No fractions of Common Shares will be issued to holders of the Convertible Preference Shares upon conversion. In lieu of fractional shares otherwise issuable, holders will be entitled to receive an amount in cash equal to the fraction of a Common Share, calculated on an aggregate basis in respect of the Convertible Preference Shares being converted, multiplied by the Closing Price of the Common Shares on the Trading Day immediately preceding the applicable Conversion Date.

Section 11.

Adjustment for Reorganization Events.

(a) Reorganization Events. In the event of:

(i) any consolidation, merger, amalgamation, scheme of arrangement, other binding share exchange or reclassification involving the Company in which all or substantially all outstanding Common Shares are converted into or exchanged for cash, securities or other property of the Company or another Person; or

(ii) the completion of any sale or other disposition in one transaction or a series of transactions of all or substantially all the assets of the Company to another Person;

each of which is referred to as a “Reorganization Event,” each Convertible Preference Share issued and outstanding immediately prior to such Reorganization Event will, without the consent of the holders of the Convertible Preference Shares, become convertible into the kind and amount of securities, cash and other property, if any (the “Exchange Property”), receivable in such Reorganization Event (without any interest thereon, and, subject to any right of the Holder to receive Participating Dividends, without any right to dividends or distributions thereon that have a record date that is prior to the applicable Conversion Date) per Common Share by a holder of Common Shares that is not a Person with which the Company effected such consolidation, merger, amalgamation, scheme of arrangement, other binding share exchange or reclassification, or to which such sale or other disposition was made, as the case may be (each of the Company and any such other Person, a “Constituent Person”), or an Affiliate of a Constituent Person to the extent such Reorganization Event provides for different treatment of Common Shares held by Affiliates and Non-Affiliates of the Company; provided that if the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each Common Share held immediately prior to such Reorganization Event by a Person other than a Constituent Person or an Affiliate thereof (due to elections or otherwise), then for the purpose of this Section 11(a), the kind and amount of securities, cash and other property receivable upon such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Shares (other than Constituent Persons and Affiliates thereof) that affirmatively make an election (or of all such holders if none make an election) (and if holders of Common Shares (other than Constituent Persons and their Affiliates) may elect the kind and amount of securities, cash and other property so receivable, each Holder shall have the same election right with respect to the Exchange Property receivable upon conversion after the Reorganization Event, provided such Holder notifies the Company of its election in writing prior to the Reorganization Event). On each Conversion Date following a Reorganization Event, the Conversion Rate then in effect will be applied to the Exchange Property received per Common Share, as determined in accordance with this Section 11.

(b) Successive Reorganization Events. The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any securities of the Company (or any successor) received by the holders of the Common Shares in any such Reorganization Event.

(c) Reorganization Event Notice. The Company (or any successor) shall, within 20 days after the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kinds and amounts of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11.

Section 12.

Voting Rights.

(a) General. The Holders shall not be entitled to vote on, consent to or take any other action with respect to any matter, whether pursuant to this Certificate of Designations, the Bye-laws or otherwise, except as set forth in Section 12(b), 12(c) or 12(d) below or as required by Bermuda law.

(b) Special Voting Right.

(i) Voting Right. If and whenever dividends on the Convertible Preference Shares, or on any other class or series of Parity Dividend Shares, have not been paid in an aggregate amount equal, as to any particular class or series, to at least six quarterly dividend periods, whether consecutive or not (a “Nonpayment”), (A) the Board of Directors shall resolve to increase the number of directors constituting the Board of Directors by two and nominate two individuals as directors to fill such new vacancies and (B) the Holders, together with the holders of any and all classes and series of Parity Dividend Shares having “like voting rights” (i.e., being similarly entitled to vote for two additional directors at such time) (the Holders and any such other holders, collectively, the “Voting Holders”), shall have the right, voting separately as a single class without regard to class or series (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the exclusion of the holders of Common Shares, to elect to the Board of Directors two additional directors from among such nominees, in the manner provided in this Section 12(b). Each such director elected by the Voting Holders pursuant to this Section 12(b) is herein called a “Preference Share Director.” At no time shall the Board of Directors include more than two Preference Share Directors.

(ii) Nomination. At any time when the Voting Holders are entitled to elect a Preference Share Director pursuant to this Section 12(b), any one or more of the Holders holding at least a majority in aggregate Liquidation Preference of the Convertible Preference Shares then issued and outstanding and entitled to nominate under the terms of such shares, and/or any one or more holders of any other class or series of Parity Dividend Shares having like voting rights then issued and outstanding, shall have the right to recommend individuals to the Company to serve as Preference Share Directors. Such recommendations shall be in writing and shall be accompanied by a Director Acceptance Letter in the form attached hereto as Exhibit B (“Director Acceptance Letter”), from and signed by each such recommended individual and such background and other information about each such individual as the Company may reasonably request to ensure compliance with applicable disclosure and other considerations pursuant to applicable law and customary practice. The Board of Directors (excluding Preference Share Directors) will nominate the individuals so recommended for each Preference Share Director to be elected. The Board of Directors shall submit each recommended individual who it nominates pursuant to this Section 12(b)(ii) to the Voting Holders for election as a Preference Share Director as provided below.

(iii) Election; Vacancy. The election of the Preference Share Directors by the Voting Holders may take place at any general meeting of Members, or at any special meeting of Voting Holders held separately from other Members, or by means of a written resolution of the Voting Holders in lieu of a meeting thereof, in each case as the Board of Directors may determine in its reasonable discretion. The Preference Share Directors shall be so elected by a plurality of the votes cast at the relevant meeting (or, if the election is effected by written resolution, by the Voting Holders constituting a quorum, which shall also be the required voting threshold for purposes of such a written resolution), in each case whether or not the number of nominees exceeds the number of individuals to be elected. Each of the Preference Share Directors elected hereunder shall serve as a director until the next annual general meeting of Members, or until the earlier of such time as he or she resigns, retires, dies or is removed or the special voting right pursuant to this Section 12(b) terminates. The Board of Directors shall nominate individuals to succeed such individuals as the Preference Share Directors, in each case from among recommendations of the Voting Holders, all as provided in Section 12(b)(ii) provided that such recommendations may include any such individuals whose service has ended and, in lieu of selecting nominees from any such recommendations, the Board of Directors may, in its discretion, nominate any or both of such individuals whose service has ended (if willing to serve) for another term as a Preference Share Director. Each Preference Share Director shall agree, in the Director Acceptance Letter, to resign as such director when his or her term otherwise ends pursuant to any removal or termination of the special voting right as provided in this Section 12(b). In case any vacancy in the office of a Preference Share Director occurs due to resignation, retirement, death or removal, the vacancy may be filled by the written consent of the Preference Share Director remaining in office, or if none remains in office, in an election by Voting Holders as provided above for an initial election. All determinations and other actions to be made or taken by the Board of Directors with regard to Preference Share Directors pursuant to this Section 12(b) shall be taken by the Board of Directors excluding the Preference Share Directors, who shall not be considered as “Directors” for the purpose of such actions (including for the purpose of applying any quorum and voting requirements applicable to such actions). The Company will use reasonable best efforts to cause the individuals nominated to be elected as soon as practicable, which will include for the avoidance of doubt, the initial election of any Preference Share Director, and the election of Preference Share Directors at any subsequent annual general meeting following the initial election of any Preference Share Director. Subject to the foregoing, each of the Preference Share Directors shall have one vote as a director.

(iv) Notice of Special Meeting; Quorum. The Company shall as soon as practicable, and in no case more than 30 days after the Board of Directors has selected the nominees as provided above, submit such nominees to the Voting Holders for election either (i) at a general meeting of Members, (ii) at a special meeting of Voting Holders or (iii) by written resolution, as determined by the Board of Directors in its reasonable discretion. Notice for a special meeting of Voting Holders may be given in the same manner as that provided in the Bye-laws for a special general meeting of the Members. If the Company fails to give notice of a meeting of Members or Voting Holders, or to seek a written resolution of Voting Holders, to elect the Preference Share Directors within 30 days after the Board of Directors has selected the nominees for such election as provided above, any Voting Holders entitled to recommend individuals for election as a Preference Share Director shall be entitled (at the Company’s expense) to call such a meeting or seek such a written resolution to elect such nominees selected by the Board of Directors, and for that purpose will have access to the register of Members of the Company. At any general meeting of Members, or any special meeting of Voting Holders, at which the Voting Holders have the right to elect the Preference Share Directors, or at any adjournment thereof, the presence of at least two Persons holding or representing by proxy at least 50% in aggregate liquidation preference of the Convertible Preference Shares and all other classes and series of Parity Dividend Shares having like voting rights, in each case at the time issued and outstanding, will be required to constitute a quorum for the election of any Preference Share Director. (Such quorum requirement shall also apply with respect to any election of Preference Share Directors to be effected with the consent of Voting Holders given in a written resolution.) At any general meeting of Members or adjournment thereof, the absence of such a quorum of Voting Holders will not prevent the election of directors other than the Preference Share Directors, and the absence of a quorum for the election of such other directors will not prevent the election of the Preference Share Directors. The Company may fix a date as the record date for the purpose of determining the issued and outstanding preference shares of any class or series, and the Holders and other holders thereof entitled to elect the Preference Share Directors.

(v) Election to Board. For the avoidance of doubt, an individual who is elected a Preferred Share Director by the Voting Holders pursuant to this Section 12(b) is not a director unless he or she is appointed by the Board of Directors, or elected by the Members, to the Board pursuant to the Bye-laws. Therefore, once a Preference Share Director is elected by the Voting Holders pursuant to this Section 12(b), the Company shall use its reasonable best efforts to cause such Preference Share Director to be appointed by the Board, or elected by the Members, to the Board of Directors pursuant to the Bye-Laws as soon as practical.

(vi) Termination; Removal. Whenever the Company has paid cumulative dividends in full for at least four consecutive quarterly dividend periods on the Convertible Preference Shares and any other class or series of cumulative Parity Dividend Shares, and has paid cumulative dividends in full on any class or series of cumulative Parity Dividend Shares, then the right of the Holders to elect the Preference Share Directors will cease (but subject always to the same provisions for the vesting of the special voting right in the case of any Nonpayment in respect of future Quarterly Dividend Periods). The terms of office of the Preference Share Directors will immediately terminate, and the Board of Directors shall resolve to reduce the number of directors constituting the Board of Directors by two. In addition, any Preference Share Director may be removed at any time with cause (as such term is defined in the Bye-laws) by Voting Holders holding a majority in aggregate Liquidation Preference of the aggregate liquidation preference of the Convertible Preference Shares, together with all classes and series of Parity Dividend Shares having like voting rights, voting separately as a single class without regard to class or series (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the exclusion of the holders of Common Shares, at a general meeting of Members or a special meeting of Voting Holders called by the Company as provided in Section 12(b)(iv) above. In addition, if the Board of Directors determines in its discretion at any time that there is cause (as such term is defined in the Bye-laws), such director’s term shall automatically terminate on the date of the duly passed resolution of the Board of Directors. Upon the removal of any Preference Share Director, the vacancy shall be filled in the manner set forth in Section 12(b)(iii). Notwithstanding the foregoing, if at any time there are no Convertible Preference Shares issued and outstanding, each Preference Share Director’s term shall automatically terminate and no directors shall thereafter be appointed or elected pursuant to this Section 12.

(c) Senior Issuances; Adverse Changes. So long as any Convertible Preference Shares are issued and outstanding, the Company may not consummate any action specified in clauses (i), (ii) or (iii) below without the vote or consent of the holders of a two-thirds majority in aggregate Liquidation Preference of the Convertible Preference Shares at the time issued and outstanding and all voting or consenting as a single class, to the exclusion of the holders of Common Shares:

(i) any amendment, alteration or repeal of any provision of the Memorandum of Association or Bye-laws or this Certificate of Designations that would alter or change the voting powers, preferences or special rights of the Convertible Preference Shares so as to affect them adversely;

(ii) any authorization or creation of, or increase in the authorized amount of, any Senior Shares;

(iii) any consolidation, merger, amalgamation, scheme of arrangement, other binding share exchange or reclassification involving the Company, except that, subject to applicable law, Holders of Convertible Preference Shares will have no right to vote or consent under this clause (iii) (or under clause (i) above) by reason of any such transaction if (A) the Convertible Preference Shares remain issued and outstanding or, in the case of any such transaction with respect to which the Company is not the surviving or resulting issuer, are converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent (provided that such entity is an entity organized and existing under the laws of Bermuda, the United States of America, any state thereof or the District of Columbia or any jurisdiction in the European Economic Area, and is a corporation for U.S. federal income tax purposes (or if such entity is not a corporation for such purposes, the Company receives an opinion of nationally recognized counsel experienced in such matters to the effect that Holders will be subject to tax for U.S. federal income tax purposes with respect to such new preferred securities after such transaction in the same amount, at the same time and otherwise in the same manner as would have been the case under the Convertible Preference Shares prior to such transaction)), and (B) the Convertible Preference Shares remaining issued and outstanding or such other preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Convertible Preference Shares, taken as a whole;

provided, however, that (1) any increase in the amount of the authorized or issued, or any creation of, Convertible Preference Shares or any authorization, issuance or creation of any securities convertible into, or exercisable or exchanged for, Convertible Preference Shares or (2) any increase in the amount of the authorized or issued, or any creation of, any other preference shares ranking equally with or junior to the Convertible Preference Shares with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon the Company’s liquidation, dissolution or winding up, or any authorization, issuance or creation of any securities convertible into, or exercisable or exchangeable for, any such other preference shares, in each case (1) and (2) will not be deemed to adversely affect the voting powers, preferences or special rights of the Convertible Preference Shares and Holders will have no right under this Section 12(c) to vote on or consent to any such increase, authorization, issuance or creation.

If the Holders are entitled to vote on or consent to a specified action pursuant to this Section 12(c), the Company may call a meeting of the Holders for the purpose of such vote or, in its discretion, may instead seek the consent of the Holders in a written resolution. Any such vote may be held at a general meeting of the Members, or at a special meeting of the Holders and such other holders, as the Company may determine in its discretion. The Company may fix a date as the record date for the purpose of determining the issued and outstanding Convertible Preference Shares, and the Holders entitled to vote on or consent to any such specified action. At any meeting of Members or Holders where such vote is to occur (or for any consent by written resolution), the necessary quorum for such vote (or consent) shall be at least two Persons holding or representing by proxy at least 50% in aggregate liquidation preference of the Convertible Preference Shares entitled to vote on the relevant specified action.

If the Holders of Convertible Preference Shares are entitled to vote on or take any action with respect to any matter, the Board of Directors may, in its discretion, determine that such vote or other action be taken by means of a written resolution of the Holders entitled to take such action. Unless authorized by the Board of Directors, the Holders shall have no right to act by written resolution, notwithstanding any provision of the Bye-laws, this Certificate of Designations or otherwise.

(d) Vote with Common Shares. The Holders:

(i) shall be entitled to vote with the holders of the Common Shares on all matters submitted for a vote of holders of Common Shares, voting together with the holders of Common Shares (and not as a separate class or series), which shall include the right of the Holders to vote together with the holders of the Common Shares for the election of directors at any annual general meeting,

(ii) shall be entitled to a number of votes equal to the number of votes to which Common Shares issuable upon conversion of such Convertible Preference Shares would have been entitled if such Common Shares had been issued and outstanding at the time of the applicable vote and related record date, and

(iii) shall be entitled to notice of any Members meeting in accordance with the Bye-laws.

(e) No Vote if Redemption. No vote or consent of the Holders shall be required pursuant to Section 12(b), (c) or (d) if, at or prior to the time when the act with respect to which such vote or consent would otherwise be required shall be effected, the Company shall have redeemed or shall have called for redemption all issued and outstanding Convertible Preference Shares, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Section 6 above.

Section 13.

Preemption.

The Holders shall not have any rights of preemption with regard to any capital shares (including common shares and preferred shares).

Section 14.

Payments and Notices.

(a) Payment. Any payment due by the Company with respect to dividends, redemptions, fractional shares or other amounts on a day that is not a Business Day may be made on the next succeeding Business Day with the same force and effect as if made on the original due date, and without any interest due to any delay in payment.

(b) Notices. Any notices, deliveries or other actions required or permitted to be given, made or taken by the Company or any Holder hereunder on a particular day may be effected on the next succeeding Business Day with the same force and effect as if effected on the particular day.

Section 15.

Rank.

Notwithstanding anything set forth in the Memorandum of Association, the Bye-laws or this Certificate of Designations to the contrary, the Board of Directors or any duly authorized committee thereof, without the vote of the Holders, may authorize and issue new or additional Junior Shares and Parity Shares. Neither the Board of Directors nor any committee thereof shall have the authority to create or issue any Senior Shares without the affirmative vote (or written consent) of the holders of a majority in aggregate Liquidation Preference of the outstanding Convertible Preference Shares, voting (or consenting) separately as a class, as provided in Section 12(c).

Section 16.

Repurchase.

Subject to the limitations imposed herein and applicable Bermuda law, the Company may purchase Convertible Preference Shares from time to time to such extent, in such manner and upon such terms as the Board of Directors or any duly authorized committee thereof may determine; provided, however, that the Company shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Company is, or after such purchase would be, unable to pay its liabilities as they become due; and provided further that in the event that the Company beneficially owns any Convertible Preference Shares, the Company will procure that voting rights in respect of such Convertible Preference Shares are not exercised.

Section 17.

Unissued or Reacquired Shares.

Convertible Preference Shares not issued or that have been issued and converted, redeemed or otherwise purchased or acquired by the Company shall be restored to the status of authorized but unissued preference shares without designation as to series, until such shares are once more designated as part of a particular series by the Board of Directors.

Section 18.

No Sinking Fund.

Convertible Preference Shares are not subject to the operation of a sinking fund.

Section 19.

Reservation of Common Shares.

(a) Sufficient Shares. The Company shall at all times reserve and keep available out of its authorized and unissued Common Shares or shares acquired by the Company, solely for issuance upon the conversion of Convertible Preference Shares as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of Common Shares as shall from time to time be issuable upon the conversion of all the Convertible Preference Shares then issued and outstanding. For purposes of this Section 19(a), the number of Common Shares that shall be deliverable upon the conversion of all issued and outstanding Convertible Preference Shares shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) Use of Acquired Shares. Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of Convertible Preference Shares, as herein provided, Common Shares acquired by the Company (in lieu of the issuance of authorized and unissued Common Shares), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c) Free and Clear Delivery. All Common Shares delivered upon conversion of the Convertible Preference Shares shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d) Compliance with Law. Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Convertible Preference Shares, the Company shall use its reasonable best efforts to comply with all laws and regulations thereunder requiring the approval of such delivery by any Regulatory Entities.

(e) Listing. The Company hereby covenants and agrees that, if at any time the Common Shares shall be listed on the New York Stock Exchange or any other securities exchange or quotation system, the Company will, if permitted by the rules of such exchange or quotation system, list and keep listed, so long as the Common Shares shall be so listed on such exchange or quotation system, all the Common Shares issuable upon conversion of the Convertible Preference Shares.

Section 20.

Transfer Agent, Conversion Agent, Registrar and Paying Agent.

The duly appointed Transfer Agent, Conversion Agent, Registrar and paying agent for the Convertible Preference Shares shall be Computershare Trust Company, N.A. The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders (or otherwise pursuant to any applicable procedures of a Depositary).

Section 21.

Replacement Certificates.

(a) Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

(b) Certificates Following Conversion. If physical certificates are issued, the Company shall not be required to issue any certificates representing the applicable Convertible Preference Shares on or after the applicable Conversion Date. In place of the delivery of a replacement certificate following the applicable Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described in Section 21(a), shall deliver the Common Shares pursuant to the terms of the Convertible Preference Shares formerly evidenced by the certificate.

(c) Legends. Certificates for Convertible Preference Shares and any Common Shares issued on conversion thereof may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company).

Section 22.

Form.

(a) Global Preference Shares. Convertible Preference Shares may, at the Company’s option, in its sole discretion, be issued in the form of one or more permanent global shares of Convertible Preference Shares in definitive, fully registered form with a global legend in substantially the form attached hereto as Exhibit A (each, a “Global Preference Share”), which is hereby incorporated in and expressly made a part of this Certificate of Designations. The Global Preference Shares may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). The aggregate number of shares represented by each Global Preference Share may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided. Global Preference Shares shall be registered in the name of the Depositary, which shall be the Holder of such shares. This Section 22(a) shall apply only to a Global Preference Share deposited with or on behalf of the Depositary.

(b) Delivery to Depositary. If Global Preference Shares are issued, the Company shall execute and the Registrar shall, in accordance with this Section 22, countersign and deliver initially one or more Global Preference Shares that (i) shall be registered in the name of a nominee of the Depositary and (ii) shall be delivered by the Registrar to the Depositary or pursuant to instructions received from the Depositary or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar.

(c) Agent Members. If Global Preference Shares are issued, members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate of Designations with respect to any Global Preference Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary or under such Global Preference Shares, and the Depositary may be treated by the Company, the Registrar and any agent of the Company or the Registrar as the absolute owner of such Global Preference Share for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Registrar or any agent of the Company or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preference Shares. If Global Preference Shares are issued, the Depositary may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Convertible Preference Shares, this Certificate of Designations or the Bye-laws.

(d) Physical Certificates. Owners of beneficial interests in any Global Preference Shares shall not be entitled to receive physical delivery of certificated Convertible Preference Shares, unless (x) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for the Global Preference Shares and the Company does not appoint a qualified replacement for the Depositary within 90 days, (y) the Depositary ceases to be a “clearing agency” registered under the Exchange Act and the Company does not appoint a qualified replacement for the Depositary within 90 days or (z) the Company decides to discontinue the use of book-entry transfer through the Depositary. In any such case, the Global Preference Shares shall be exchanged in whole for definitive Convertible Preference Shares in registered form, with the same terms and of an equal aggregate Liquidation Preference. Such definitive Convertible Preference Shares shall be registered in the name or names of the Person or Persons specified by the Depositary in a written instrument to the Registrar.

(e) Signature. An Officer shall sign any Global Preference Share for the Company, in accordance with the Company’s Bye-laws and applicable law, by manual or facsimile signature. If an Officer whose signature is on a Global Preference Share no longer holds that office at the time the Transfer Agent countersigned the Global Preference Share, the Global Preference Share shall be valid nevertheless. A Global Preference Share shall not be valid until an authorized signatory of the Transfer Agent manually countersigns the Global Preference Share. Each Global Preference Share shall be dated the date of its countersignature.

Section 23.

Taxes.

(a) Transfer Taxes. The Company shall pay any and all share transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of Convertible Preference Shares or Common Shares or other securities issued on account of Convertible Preference Shares pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of Convertible Preference Shares, Common Shares or other securities in a name other than that in which the Convertible Preference Shares with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b) Withholding. All payments and distributions (or deemed distributions) on the Convertible Preference Shares (and on the Common Shares received upon their conversion) shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by Holders.

Section 24.

Notices.

All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (or by first class mail if the same shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Company, to its office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (Attention: Corporate Secretary) or to the Transfer Agent at its office at Computershare Trust Company, N.A. 250 Royall Street, Canton, MA 02021 (Attention: Corporate Trust Office), or to any other agent of the Company designated to receive such notice as permitted by this Certificate of Designations, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the share record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given. Notwithstanding the foregoing, any notice given by the Company to Holders in respect of a Global Preference Share pursuant to the applicable procedures of the Depositary shall be deemed to have been given effectively when so given.

Section 25.

Other Rights.

Except as specifically provided in Section 12 or as may be required by Bermuda law, no holder of the Company’s common shares or preference shares shall have any right under this Certificate of Designations, the Memorandum of Association or the Bye-laws to vote on or consent to any amendment, alteration or repeal of this Certificate of Designations. The Convertible Preference Shares shall have no voting powers, preferences or special rights, and no qualifications, limitations or restrictions thereon, other than as set forth in this Certificate of Designations or in the Memorandum of Association or Bye-laws, or as required by Bermuda law.

Section 26.

Conflict.

To the extent the terms provided in this Certificate of Designations, conflict with the terms contained in the Bye-laws, the terms provided in this Certificate of Designations shall prevail.

IN WITNESS WHEREOF, this Certificate of Designations has been executed on behalf of the Company by its Chief Financial Officer this 18th day of July, 2008.

MF GLOBAL LTD.

By:	/s/ J. Randy MacDonald
Name:	J. Randy MacDonald
Title:	Chief Financial Officer

Exhibit A

FORM OF

6% CUMULATIVE CONVERTIBLE PREFERENCE SHARES, SERIES A

FACE OF SECURITY

THE SECURITIES REPRESENTED BY THIS CERTIFICATE (AND THOSE ISSUABLE ON CONVERSION THEREOF) HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY U.S. STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT, AND IN ACCORDANCE WITH ALL APPLICABLE U.S., STATE AND OTHER SECURITIES LAWS. THIS CERTIFICATE IS ISSUED PURSUANT TO AND IS SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF AN INVESTMENT AGREEMENT AND A REGISTRATION RIGHTS AGREEMENT, EACH DATED AS OF [—], 2008 BETWEEN THE ISSUER OF THESE SECURITIES AND THE INVESTOR REFERRED TO THEREIN, COPIES OF WHICH ARE ON FILE WITH THE ISSUER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE (AND THOSE ISSUABLE ON CONVERSION THEREOF) MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENTS, AND ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENTS WILL BE VOID.

[IF GLOBAL PREFERENCE SHARES ARE ISSUED: UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, AND NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS REFERRED TO BELOW.]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Certificate Number	Number of Convertible Preference Shares
CUSIP NO.: [ ]

6% Cumulative Convertible Preference Shares, Series A

(par value $1.00 per share)

of

MF GLOBAL LTD.

MF Global Ltd., a Bermuda exempted company (the “Company”), hereby certifies that [            ] (the “Holder”) is the registered owner of [—]1 [    , or such number as is registered in the name of the Holder in the Company’s register of members maintained by the Registrar]2 fully paid and non-assessable preference shares of the Company designated the 6% Cumulative Convertible Preference Shares, Series A, with a par value of $1.00 per share and a liquidation preference of the greater of (A) U.S.$ 100 per share (plus all accumulated and unpaid dividends thereon, whether or not declared) and (B) the amount such Holder would have received if such Holder converted all of its Convertible Preference Shares as provided in the Certificate of Designation on the date of the liquidation, dissolution or winding up (the “Convertible Preference Shares”).

The Convertible Preference Shares are subject to the Certificate of Designations and the memorandum of association and bye-laws of the Company and are transferable in accordance therewith. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Convertible Preference Shares represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designations dated [—], 2008 as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used, but not defined herein, shall have the meaning given to them in the Certificate of Designations.

Reference is hereby made to select provisions of the Convertible Preference Shares set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

Unless the Registrar has properly countersigned this certificate, the Convertible Preference Shares evidenced hereby shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

MF GLOBAL LTD.		Dated:

By:		COUNTERSIGNED AND REGISTERED:
Name:		COMPUTERSHARE TRUST COMPANY, N.A
Title:	Chief Executive Officer and Director	TRANSFER AGENT AND REGISTRAR

By:
AUTHORIZED SIGNATURE

By:
Name:	Jacqueline Giammarco
Title:	Corporate Secretary

[1]	This phrase should be included only if the share certificate evidences certificated Convertible Preference Shares.
[2]	This phrase should be included only if the share certificate evidences Global Preference Shares.

REVERSE OF SECURITY

Dividends on each of the Convertible Preference Shares shall be payable at the rate provided in the Certificate of Designations but only when, as and if declared by the Board of Directors as provided therein.

The Convertible Preference Shares shall be convertible in the manner and in accordance with the terms set forth in the Certificate of Designations.

The Convertible Preference Shares shall be redeemable at the option of the Company in the manner and in accordance with the terms set forth in the Certificate of Designations.

The Convertible Preference Shares carry voting rights as specified in the Certificate of Designations.

The Company shall furnish without charge to each holder who so requests the powers, designations, preferences and special rights of each class or series of share capital issued by the Company and the qualifications, limitations or restrictions on such powers, preferences and rights.

For value received,                                                       hereby sell, assign and transfer unto

_______________________________________________________________________________________________________

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE, OF ASSIGNEE)

_______________________________________________________________________________________________________

_______________________________________________________________________________________________________

_______________________________________________________________________________________________________

of the Convertible Preference Shares represented by the within Certificate, and such shares are subject to the Certificate of Designations and the memorandum of association and bye-laws of the Company and are transferable in accordance therewith.

Dated:	20

Signature:

Signature:
Notice: The signature to this assignment must correspond with the name as written upon the face of the certificate, in every particular, without alteration or enlargement, or any change whatever.

Exhibit B

FORM OF DIRECTOR’S

ACCEPTANCE LETTER

TO: MF Global Ltd. (the “Company”)

Attn: The Secretary

I hereby accept and agree to my appointment or election as a Preference Share Director, in accordance with the Certificate of Designations of 6% Cumulative Convertible Preference Shares, Series A of the Company, dated [ ] 2008 (the “Certificate of Designations”). I hereby agree and acknowledge that my term of office shall immediately terminate in accordance with Section 12 of the Certificate of Designations without further action being required on my part.

I designate the following telephone and facsimile numbers and e-mail address for service of notice of all directors’ meetings. Notice by telephone facsimile or e-mail to either of the said numbers or e-mail address will constitute good and sufficient notice to myself and I agree to advise you of any change in these particulars.

Tel:	[ ]
Fax:	[ ]
E-mail:	[ ]
Nationality:	[ ]

I hereby authorize you to enter my name and address in the register of Directors and Officers of the Company as follows:

[Name]

[Address]

[Name]

B-1